Contact:        Investor Relations
DaVita Inc.
ir@davita.com
DaVita Inc. 1st Quarter 2025 Results
Denver, Colorado, May 12, 2025 — DaVita Inc. (NYSE: DVA) announced financial and operating results for the quarter ended March 31, 2025.
“Our strong first quarter performance demonstrates the stability and consistency of our operating model” said Javier Rodriguez, CEO of DaVita Inc. “We maintain a steadfast commitment to being the provider, employer and partner of choice and returning value to our shareholders.”
Financial and operating highlights for the quarter ended March 31, 2025:
•Consolidated revenues were $3.224 billion.
•Operating income was $439 million.
•Diluted earnings per share was $2.00.
•Operating cash flow was $180 million and free cash flow was $(45) million.
•Repurchased 3.7 million shares of the Company's common stock at an average price paid of $148.94 per share.

	Three months ended
	March 31, 2025	December 31, 2024	March 31, 2024
Net income attributable to DaVita Inc.:	(dollars in millions, except per share data)
Net income	$163	$259	$240
Diluted per share	$2.00	$3.09	$2.65
Adjusted net income(1)	$163	$188	$205
Adjusted diluted per share(1)	$2.00	$2.24	$2.26

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 14.

	Three months ended
	March 31, 2025		December 31, 2024		March 31, 2024
	Amount	Margin	Amount	Margin	Amount	Margin
Operating income	(dollars in millions)
Operating income	$439	13.6%	$565	17.2%	$484	15.8%
Adjusted operating income(1)	$439	13.6%	$491	14.9%	$449	14.6%

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 14.

U.S. dialysis metrics:
Volume: Total U.S. dialysis treatments for the first quarter of 2025 were 7,040,519, or an average of 91,793 treatments per day, representing a per day increase of 0.01% compared to the fourth quarter of 2024. Normalized non-acquired treatment growth in the first quarter of 2025 compared to the first quarter of 2024 was (0.6)%.

	Three months ended		Quarter change	Three months ended		Year to date change
	March 31, 2025	December 31, 2024		March 31, 2025	March 31, 2024
	(dollars in millions, except per treatment data)
Revenue per treatment	$400.14	$395.87	$4.27	$400.14	$384.54	$15.60
Patient care costs per treatment	$271.77	$264.60	$7.17	$271.77	$255.13	$16.64
General and administrative	$283	$316	$(33)	$283	$275	$8
Primary drivers of the changes in the table above were as follows:

Revenue: The quarter change was primarily due to the incorporation of phosphate binders, a drug class taken orally by many patients with end stage kidney disease to reduce absorption of dietary phosphate, into the ESRD Prospective Payment System (ESRD PPS) bundle effective January 1, 2025, Medicare base rate and other annual rate increases, favorable changes in mix, including seasonal increases in hospital inpatient dialysis treatments, partially offset by a seasonal decline from co-insurance and deductibles and other normal fluctuations. The year to date change was primarily driven by the incorporation of phosphate binders into the ESRD PPS bundle, Medicare base rate and other annual rate increases, as well as an increase in hospital inpatient dialysis rates and favorable changes in mix, partially offset by other normal fluctuations.
Patient care costs: The quarter change was primarily due to increases in pharmaceutical costs, principally due to the administration of phosphate binders, compensation expenses, medical supplies expense, a gain recognized in the fourth quarter of 2024 and increases in contributions to charitable organization. These increases were partially offset by decreases in health benefit expense, center closure costs, insurance costs, and other direct operating expenses associated with our dialysis centers. The year to date change was primarily due to increases in pharmaceutical costs, principally due to the administration of phosphate binders, compensation expenses, medical supplies expense, other direct operating expenses associated with our dialysis centers and health benefit expense. Other drivers of this change include increases in contributions to charitable organizations, center closure costs and travel costs.
General and administrative: The quarter change was due to a decrease in professional fees and a gain recognized in the first quarter of 2025. Other drivers of this change include decreases in contract salaries, center closure costs, travel costs, health benefit expenses and advocacy costs. These decreases were partially offset by increased compensation expenses. The year to date change was primarily due to increased IT-related expenses, compensation expenses and long-term incentive compensation. These increases were partially offset by a gain recognized in the first quarter of 2025, and decreases in center closure costs and advocacy costs.
Certain items impacting the quarter:
Share repurchases. During the three months ended March 31, 2025, we repurchased 3.7 million shares for $550 million, at an average price paid of $148.94 per share.
Subsequent to March 31, 2025 through May 12, 2025, the Company has repurchased 1.7 million shares of our common stock for $259 million at an average price paid of $148.34 per share.

Financial and operating metrics:

	Three months ended March 31,		Twelve months ended March 31,
	2025	2024	2025	2024
Cash flow:	(dollars in millions)
Operating cash flow	$180	$(135)	$2,337	$1,462
Free cash flow(1)	$(45)	$(327)	$1,444	$645

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 14.

Three months ended March 31, 2025
Effective income tax rate on:
Income	18.9%
Income attributable to DaVita Inc.(1)	24.9%
Adjusted income attributable to DaVita Inc.(1)	24.9%

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 14.
Center activity: As of March 31, 2025, we provided dialysis services to a total of approximately 282,000 patients at 3,173 outpatient dialysis centers, of which 2,661 centers were located in the United States and 512 centers were located in 13 countries outside of the United States. During the first quarter of 2025, we acquired one, opened six and closed four dialysis centers in the United States, and acquired one and closed two dialysis centers outside of the United States.
Integrated kidney care (IKC): As of March 31, 2025, we had approximately 62,100 patients in risk-based integrated care arrangements representing approximately $5.2 billion in annualized medical spend. We also had an additional 9,300 patients in other integrated care arrangements; we do not include the medical spend for these patients in this annualized medical spend estimate. For an additional description of these metrics, see footnote 7 in the "Supplemental Financial Data" table below.
Outlook:
The following forward-looking measures and the underlying assumptions involve significant known and unknown risks and uncertainties, including those described below, and actual results may vary materially from these forward-looking measures. We do not provide guidance for operating income or diluted net income per share attributable to DaVita Inc. on a basis consistent with United States generally accepted accounting principles (GAAP) nor a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures on a forward-looking basis because we are unable to predict certain items contained in the GAAP measures without unreasonable efforts. These current non-GAAP financial measures do not include certain items, including foreign currency fluctuations, which may be significant. The guidance for our effective income tax rate on adjusted income attributable to DaVita Inc. also excludes the amount of third-party owners' income and related taxes attributable to non-tax paying entities.

	2025 guidance
	Low	High
	(dollars in millions, except per share data)
Adjusted operating income	$2,010	$2,160
Adjusted diluted net income per share attributable to DaVita Inc.	$10.20	$11.30
Free cash flow	$1,000	$1,250
We will be holding a conference call to discuss our results for the first quarter ended March 31, 2025, on May 12, 2025, at 5:00 p.m. Eastern Time. To join the conference call, please dial (877) 918-6630 from the U.S. or (517) 308-9042 from outside the U.S., and provide the operator the password "Earnings." This call is being webcast and can be accessed at the DaVita Investor Relations website investors.davita.com. A replay of the conference call will also be available at investors.davita.com for the following 30 days.

Forward looking statements
DaVita Inc. and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements in this release, filings with the Securities and Exchange Commission (SEC), reports to stockholders and in meetings with investors and analysts. All statements in this release, during the related presentation or other meetings, other than statements of historical fact, are forward-looking statements and as such are intended to be covered by the safe harbor for "forward-looking statements" provided by the PSLRA. These forward-looking statements could include, among other things, statements about our balance sheet and liquidity, our expenses, revenues, billings and collections, patient census, the impact of the recent cybersecurity incident experienced by the Company, including the ultimate duration and extent of the disruption to our network and operations, availability or cost of supplies, including without limitation the impact of evolving trade policies and tariffs and any reduction in clinical and other supplies due to any disruptions experienced by third party vendors, including with respect to our ability to provide home dialysis services, treatment volumes, mix expectation, such as the percentage or number of patients under commercial insurance, the effects on us and our operations of any interruptions in key functions performed by our third party service providers or suppliers, current macroeconomic, marketplace and labor market conditions, and overall impact on our patients and teammates, as well as other statements regarding our future operations, financial condition and prospects, capital allocation plans, expenses, cost saving initiatives, other strategic initiatives, use of contract labor, government and commercial payment rates, expectations related to value-based care (VBC), integrated kidney care (IKC), Medicare Advantage (MA) plan enrollment and our international operations, expectations regarding increased competition and marketplace changes, including those related to new or potential entrants in the dialysis and pre-dialysis marketplace and the potential impact of innovative technologies, drugs, or other treatments on the dialysis industry, and expectations regarding our share repurchase program. All statements in this release, other than statements of historical fact, are forward-looking statements. Without limiting the foregoing, statements including the words "expect," "intend," "will," "could," "plan," "anticipate," "believe," "forecast," "guidance," "outlook," "goals," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on DaVita's current expectations and are based solely on information available as of the date of this release. DaVita undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changed circumstances, new information, future events or otherwise, except as may be required by law. Actual future events and results could differ materially from any forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things:
•external conditions, including those related to general economic, marketplace and global health conditions, including without limitation, the impact of global events and political or governmental volatility; the impact of the domestic political environment and related developments on the current healthcare marketplace, our patients and on our business; the continuing impact of the COVID-19 pandemic on our financial condition and the chronic kidney disease (CKD) population and our patient population; supply chain challenges and disruptions, including without limitation with respect to certain key services, critical clinical supplies and equipment we obtain from third parties, and including any impacts on our supply chain and cost of supplies as a result of natural disasters or evolving trade policies, including tariffs; the potential impact of new or potential entrants in the dialysis and pre-dialysis marketplace and potential impact of innovative technologies, drugs, or other treatments on our patients and industry; elevated teammate turnover or labor costs; the impact of continued increased competition from dialysis providers and others; and our ability to respond to challenging U.S. and global economic and marketplace conditions, including, among other things, our ability to successfully identify cost saving opportunities;
•the concentration of profits generated by higher-paying commercial payor plans for which there is continued downward pressure on average realized payment rates; a reduction in the number or percentage of our patients under commercial plans, including, without limitation, as a result of continuing legislative efforts to restrict or prohibit the use and/or availability of charitable premium assistance, or as a result of payors implementing restrictive plan designs;
•risks arising from potential changes in or new laws, regulations or requirements applicable to us, including, without limitation, those related to trade policy, healthcare, privacy, antitrust matters, and acquisition, merger, joint venture or similar transactions and/or labor matters, and potential impacts of changes in interpretation or enforcement thereof or related litigation impacting, among other things, coverage or reimbursement rates for our services or the number of patients enrolled in or that select higher-paying commercial plans, and the risk that we make incorrect assumptions about how our patients will respond to any such developments;
•our ability to successfully implement our strategies with respect to IKC and VBC initiatives and home based dialysis in the desired time frame and in a complex, dynamic and highly regulated environment;
•a reduction in government payment rates under the Medicare End Stage Renal Disease program, state Medicaid or other government-based programs and the impact of the MA benchmark structure;

•our reliance on significant suppliers, service providers and other third party vendors to provide key support to our business operations and enable our provision of services to patients, including, among others, suppliers of certain pharmaceuticals, administrative or other services or critical clinical products; and risks resulting from a closure, reduction or other disruption in the services or products provided to us by such suppliers, service providers and third party vendors;
•noncompliance by us or our business associates with any privacy or security laws or any security breach by us or a third party, such as the recent cybersecurity incident experienced by the Company, including, among other things, any such non-compliance or breach involving the misappropriation, loss or other unauthorized use or disclosure of confidential information;
•legal and compliance risks, such as compliance with complex, and at times, evolving government regulations and requirements, and with additional laws that may apply to our operations as we expand geographically or enter into new lines of business;
•our ability to attract, retain and motivate teammates, including key leadership personnel, and our ability to manage potential disruptions to our business and operations, including potential work stoppages, operating cost increases or productivity decreases whether due to union organizing activities, legislative or other changes, demand for labor, volatility and uncertainty in the labor market, the current challenging and highly competitive labor market conditions, including due to the ongoing nationwide shortage of skilled clinical personnel, or other reasons;
•changes in pharmaceutical practice patterns, reimbursement and payment policies and processes, or pharmaceutical pricing, including with respect to oral phosphate binders, among other things;
•our ability to develop and maintain relationships with physicians and hospitals, changing affiliation models for physicians, and the emergence of new models of care or other initiatives that, among other things, may erode our patient base and impact reimbursement rates;
•our ability to complete and successfully integrate and operate acquisitions, mergers, dispositions, joint ventures or other strategic transactions on terms favorable to us or at all; and our ability to continue to successfully expand our operations and services in markets outside the United States, or to businesses or products outside of dialysis services;
•the variability of our cash flows, including, without limitation, any extended billing or collections cycles including, without limitation, due to defects or operational issues in our billing systems, the impact of the recent cybersecurity incident experienced by the Company or defects or operational issues in the billing systems or services of third parties on which we rely; the risk that we may not be able to generate or access sufficient cash in the future to service our indebtedness or to fund our other liquidity needs;
•the effects on us or others of natural or other disasters, public health crises or severe adverse weather events such as hurricanes, earthquakes, fires or flooding;
•factors that may impact our ability to repurchase stock under our share repurchase program and the timing of any such stock repurchases, as well as any use by us of a considerable amount of available funds to repurchase stock;
•our goals and disclosures related to environmental, social and governance (ESG) matters, including, among other things, evolving regulatory requirements affecting ESG standards, measurements and reporting requirements; and
•the other risk factors, trends and uncertainties set forth in our Annual Report on Form 10-K for the year ended December 31, 2024 and the risks and uncertainties discussed in any subsequent reports that we file or furnish with the SEC from time to time.
The financial information presented in this release is unaudited and is subject to change as a result of subsequent events or adjustments, if any, arising prior to the filing of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2025.

DAVITA INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share data)

	Three months ended March 31,
	2025	2024
Dialysis patient service revenues	$3,102,993	$2,941,532
Other revenues	120,536	129,023
Total revenues	3,223,529	3,070,555
Operating expenses:
Patient care costs	2,239,660	2,078,976
General and administrative	374,090	362,480
Depreciation and amortization	176,451	187,083
Equity investment income, net	(5,609)	(6,682)
Gain on changes in ownership interests	—	(35,147)
Total operating expenses	2,784,592	2,586,710
Operating income	438,937	483,845
Debt expense	(135,055)	(99,418)
Other loss, net	(17,549)	(12,641)
Income before income taxes	286,333	371,786
Income tax expense	54,117	65,806
Net income	232,216	305,980
Less: Net income attributable to noncontrolling interests	(69,299)	(66,331)
Net income attributable to DaVita Inc.	$162,917	$239,649

Earnings per share attributable to DaVita Inc.:
Basic net income	$2.05	$2.73
Diluted net income	$2.00	$2.65

Weighted average shares for earnings per share:
Basic shares	79,368	87,775
Diluted shares	81,275	90,547

DAVITA INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(dollars in thousands)

	Three months ended March 31,
	2025	2024
Net income	$232,216	$305,980
Other comprehensive income (loss), net of tax:
Unrealized (losses) gains on interest rate cap agreements:
Unrealized (losses) gains	(8,535)	13,317
Reclassifications of net realized losses (gains) into net income	1,507	(21,628)
Unrealized gains (losses) on foreign currency translation	90,856	(39,720)
Other comprehensive income (loss)	83,828	(48,031)
Total comprehensive income	316,044	257,949
Less: Comprehensive income attributable to noncontrolling interests	(69,299)	(66,331)
Comprehensive income attributable to DaVita Inc.	$246,745	$191,618

DAVITA INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(dollars in thousands)

	Three months ended March 31,
	2025	2024
Cash flows from operating activities:
Net income	$232,216	$305,980
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	176,451	187,083
Stock-based compensation expense	29,759	24,542
Deferred income taxes	4,335	(3,318)
Equity investment loss, net	20,262	18,531
Gain on changes in ownership interests	—	(35,147)
Other non-cash losses	7,137	7,639
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
Accounts receivable	(155,276)	(561,281)
Inventories	(14,772)	1,929
Other current assets	(41,087)	(13,044)
Other long-term assets	13,026	1,922
Accounts payable	46,195	(14,162)
Accrued compensation and benefits	(128,194)	(135,041)
Other current liabilities	(39,394)	27,237
Income taxes	39,829	60,557
Other long-term liabilities	(10,478)	(8,263)
Net cash provided by (used in) operating activities	180,009	(134,836)
Cash flows from investing activities:
Additions of property and equipment	(143,258)	(121,015)
Acquisitions	(10,243)	(105,163)
Proceeds from asset and business sales	10,674	7,040
Purchase of debt investments held-to-maturity	(26,894)	(309)
Purchase of other debt and equity investments	(2,471)	(2,975)
Proceeds from debt investments held-to-maturity	3,080	300
Proceeds from sale of other debt and equity investments	5,662	4,547
Purchase of equity method investments	—	(460)
Distributions from equity method investments	1,312	2,829
Net cash used in investing activities	(162,138)	(215,206)
Cash flows from financing activities:
Borrowings	633,189	1,290,255
Payments on long-term debt	(345,965)	(554,544)
Deferred and debt related financing costs	(6,411)	(99)
Purchase of treasury stock from related party	(31,684)	—
Other purchases of treasury stock	(510,161)	(250,961)
Distributions to noncontrolling interests	(93,022)	(77,348)
Net proceeds from issuance of common stock under employee stock plans	4,937	4,143
Payment of tax withholdings on net share settlements of equity awards	(30,214)	(90,631)
Contributions from noncontrolling interests	2,169	3,725
Purchases of noncontrolling interests	(5,378)	(5,221)
Net cash (used in) provided by financing activities	(382,540)	319,319
Effect of exchange rate changes on cash, cash equivalents and restricted cash	9,417	(3,130)
Net decrease in cash, cash equivalents and restricted cash	(355,252)	(33,853)
Cash, cash equivalents and restricted cash at beginning of the year	879,825	464,634
Cash, cash equivalents and restricted cash at end of the period	$524,573	$430,781
-

DAVITA INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(dollars and shares in thousands, except per share data)

	March 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$438,780	$794,933
Restricted cash and equivalents	85,793	84,892
Short-term investments	73,163	51,064
Accounts receivable	2,321,818	2,146,975
Inventories	150,522	134,559
Other receivables	422,264	383,166
Prepaid and other current assets	129,967	122,948
Income tax receivable	13,881	27,535
Total current assets	3,636,188	3,746,072
Property and equipment, net of accumulated depreciation of $6,383,563 and $6,262,703, respectively	2,901,056	2,940,916
Operating lease right-of-use assets	2,360,829	2,393,558
Intangible assets, net of accumulated amortization of $32,735 and $32,408, respectively	205,263	197,431
Equity method and other investments	329,755	336,684
Long-term investments	31,446	33,660
Other long-term assets	238,933	261,731
Goodwill	7,415,560	7,375,216
	$17,119,030	$17,285,268
LIABILITIES AND EQUITY
Accounts payable	$596,137	$547,200
Other liabilities	900,188	934,145
Accrued compensation and benefits	676,782	800,484
Current portion of operating lease liabilities	420,506	410,411
Current portion of long-term debt	178,648	270,867
Income tax payable	36,577	10,303
Due to related party	97,944	—
Total current liabilities	2,906,782	2,973,410
Long-term operating lease liabilities	2,161,439	2,209,655
Long-term debt	9,559,745	9,175,903
Other long-term liabilities	166,515	169,588
Deferred income taxes	664,580	665,361
Total liabilities	15,459,061	15,193,917
Commitments and contingencies
Noncontrolling interests subject to put provisions	1,666,521	1,695,483
Equity:
Preferred stock ($0.001 par value, 5,000 shares authorized; none issued)	—	—
Common stock ($0.001 par value, 450,000 shares authorized; 90,770 and 77,277 shares issued and outstanding at March 31, 2025, respectively, and 90,369 and 80,536 shares issued and outstanding at December 31, 2024, respectively)	91	90
Additional paid-in capital	299,467	286,270
Retained earnings	1,697,547	1,534,630
Treasury stock (13,493 and 9,833 shares, respectively)	(2,037,238)	(1,389,072)
Accumulated other comprehensive loss	(226,968)	(310,796)
Total DaVita Inc. shareholders' equity (deficit)	(267,101)	121,122
Noncontrolling interests not subject to put provisions	260,549	274,746
Total equity (deficit)	(6,552)	395,868
	$17,119,030	$17,285,268

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(dollars in millions and shares in thousands, except per treatment and patient data)

	Three months ended
	March 31, 2025	December 31, 2024	March 31, 2024
1. Consolidated business metrics:
Operating margin	13.6%	17.2%	15.8%
Adjusted operating margin excluding certain items(2)	13.6%	14.9%	14.6%
General and administrative expenses as a percent of consolidated revenues(1)	11.6%	12.6%	11.8%
Effective income tax rate on income	18.9%	15.6%	17.7%
Effective income tax rate on income attributable to DaVita Inc.(2)	24.9%	19.9%	21.5%
Effective income tax rate on adjusted income attributable to DaVita Inc.(2)	24.9%	24.5%	24.3%

2. Summary of financial results:
Revenues:
U.S. dialysis patient services and other	$2,823	$2,888	$2,756
Other—Ancillary services
Integrated kidney care	105	165	115
Other U.S. ancillary	7	7	7
International dialysis patient service and other	302	258	219
	415	430	342
Eliminations	(14)	(23)	(27)
Total consolidated revenues	$3,224	$3,295	$3,071
Operating income (loss):
U.S. dialysis	$476	$496	$526
Other—Ancillary services
Integrated kidney care	(29)	30	(21)
Other U.S. ancillary	(4)	(7)	(6)
International(3)	30	76	16
	(3)	99	(12)
Corporate administrative support expenses	(34)	(29)	(30)
Total consolidated operating income	$439	$565	$484

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions and shares in thousands, except per treatment and patient data)

	Three months ended
	March 31, 2025	December 31, 2024	March 31, 2024
3. Summary of reportable segment financial results and metrics:
U.S. dialysis
Financial results
Revenue:
Dialysis patient service revenues	$2,817	$2,881	$2,750
Other revenues	6	6	6
Total operating revenues	2,823	2,888	2,756
Operating expenses:
Patient care costs	1,913	1,926	1,825
General and administrative	283	316	275
Depreciation and amortization	157	157	173
Equity investment income	(6)	(8)	(6)
Gain on changes in ownership interests	—	—	(35)
Total operating expenses	2,347	2,392	2,230
Segment operating income	$476	$496	$526
Reconciliation for non-GAAP measure:
Gain on changes in ownership interests	—	—	(35)
Adjusted segment operating income(2)	$476	$496	$491
Metrics
Volume:
Treatments	7,040,519	7,278,605	7,151,512
Number of treatment days	76.7	79.3	77.6
Average treatments per day	91,793	91,786	92,159
Per day year-over-year change	(0.4)%	(0.8)%	(0.3)%
Normalized year-over-year non-acquired treatment growth(4)	(0.6)%	(0.3)%	0.4%
Operating net revenues:
Average patient service revenue per treatment	$400.14	$395.87	$384.54
Expenses:
Patient care costs per treatment	$271.77	$264.60	$255.13
General and administrative expenses per treatment	$40.15	$43.44	$38.39
Depreciation and amortization expense per treatment	$22.28	$21.62	$24.17
Accounts receivable:
Receivables	$1,722	$1,615	$2,180
DSO	55	52	73

4. IKC metrics:
Patients per integrated care arrangement type:
Risk-based(7)	62,100	70,400	68,600
Other(7)	9,300	11,600	14,200
Annualized aggregate risk based spend(7)	$5,200	$5,501	$5,300

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions and shares in thousands, except per treatment and patient data)

	Three months ended
	March 31, 2025	December 31, 2024	March 31, 2024
5. Cash flow:
Operating cash flow	$180	$548	$(135)
Operating cash flow, last twelve months	$2,337	$2,022	$1,462
Free cash flow(2)	$(45)	$281	$(327)
Free cash flow, last twelve months(2)	$1,444	$1,162	$645
Capital expenditures:
Maintenance	$95	$119	$85
Development	$48	$52	$36
Acquisition expenditures	$10	$85	$105
Proceeds from sale of self-developed properties	$9	$7	$3
6. Debt and capital structure:
Total debt(5)	$9,799	$9,511	$9,179
Net debt, net of cash and cash equivalents(5)	$9,361	$8,716	$8,384
Leverage ratio(6)	3.27x	3.03x	3.29x
Weighted average effective interest rate:
During the quarter	5.60%	5.75%	4.51%
At end of the quarter	5.65%	5.68%	4.69%
On the senior secured credit facilities at end of the quarter	6.62%	6.91%	4.88%
Debt with fixed and capped rates as a percentage of total debt:
Debt with rates fixed by its terms	56%	59%	50%
Debt with rates fixed by its terms or capped by cap agreements	92%	96%	88%
Amount spent on share repurchases	$550	$367	$240
Number of shares repurchased	3,660	2,325	2,119
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

(1)General and administrative expenses include certain corporate support, long-term incentive compensation and advocacy costs.
(2)These are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their most comparable measure calculated and presented in accordance with GAAP, and for a definition of adjusted amounts, see attached reconciliation schedules. Adjusted operating income margin is adjusted operating income divided by consolidated revenues.
(3)The reported operating income for the three months ended December 31, 2024 and March 31, 2024 includes foreign currency gains embedded in equity method income recognized from our Asia Pacific joint venture, which was consolidated in the fourth quarter of 2024, of approximately $2.4 and $1.5, respectively.
(4)Normalized non-acquired treatment growth reflects year-over-year growth in treatment volume, adjusted to exclude acquisitions and other similar transactions, and further adjusted to normalize for the number and mix of treatment days in a given quarter versus the prior year quarter.
(5)The debt amounts as of March 31, 2025, December 31, 2024 and March 31, 2024 presented exclude approximately $61.0, $64.3 and $51.3, respectively, of debt discount, premium and other deferred financing costs related to our senior secured credit facilities and senior notes in effect or outstanding at that time.
(6)This is a non-GAAP measure. See "Calculation of Leverage Ratio" in non-GAAP reconciliations.
(7)Integrated care metrics: The aggregate amount of medical spend associated with risk-based integrated care arrangements that we disclose includes both medical costs included in our reported expenses for certain risk-based arrangements (such as our SNPs), as well as the aggregate estimated benchmark amount above or below which we will incur profit or loss from value-based care (VBC) arrangements under which third-party medical costs are not included in our reported results. A number of our VBC contracts are subject to complex or novel patient attribution mechanics and benchmark adjustments, some of which are based on information not reported to us until periods after we report our quarterly results. As a result, our estimates of our patients under, and the dollar amount of, our value-based contracts remain subject to estimation uncertainty.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES
(unaudited)
(dollars in millions)
Calculation of the Leverage Ratio
Under our amended senior secured credit facilities (the Amended Credit Agreement) dated August 13, 2024 and our prior senior secured credit facilities, the leverage ratio is defined as (a) all funded debt, minus unrestricted cash and cash equivalents (including short-term investments) not to exceed $750 divided by (b) "Consolidated EBITDA." The leverage ratio determines the interest rate margin payable by the Company for its Term Loan A-1 and revolving line of credit under the Amended Credit Agreement by establishing the margin over the base interest rate (SOFR plus credit spread adjustment) that is applicable. The calculation below is based on the last 12 months of "Consolidated EBITDA" and "Consolidated net debt" at the end of each reported period, each as defined in the credit agreement. The calculation of "Consolidated EBITDA" below sets forth, among other things, certain pro forma adjustments described in the Amended Credit Agreement, including pro forma adjustments for acquisitions or divestitures that occurred during the period and certain projected net cost savings, expense reductions and cost synergies. These pro forma adjustments are determined according to specified criteria set forth in the Amended Credit Agreement, and as a result, the total adjustments calculated may not be comparable to the Company's estimates for other purposes, including as operating performance measures. The Company's management believes the presentation of "Consolidated EBITDA" is useful to investors to enhance their understanding of the Company's leverage ratio under the Amended Credit Agreement and should not be evaluated for any other purpose. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for the ratio of total debt to operating income, determined in accordance with GAAP. The Company's calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures of other companies.

	Twelve months ended
	March 31, 2025	December 31, 2024	March 31, 2024
Net income attributable to DaVita Inc.	$860	$936	$816
Income taxes	268	280	242
Interest expense	437	407	353
Depreciation and amortization	713	724	754
Impairment charges	—	—	26
Net income attributable to noncontrolling interests	317	314	277
Stock-settled stock-based compensation	105	99	108
Debt extinguishment and modification costs	20	20	8
Gain on changes in ownership interests	(74)	(109)	(35)
Expected cost savings and expense reductions	7	14	23
Severance and other related costs	—	—	10
Other	188	202	102
"Consolidated EBITDA"	$2,840	$2,887	$2,683

	March 31, 2025	December 31, 2024	March 31, 2024
Total debt, excluding debt discount and other deferred financing costs(1)	$9,799	$9,511	$9,179
Less: Cash and cash equivalents including short-term investments(2)	(508)	(750)	(352)
Consolidated net debt	$9,292	$8,761	$8,827
Last twelve months "Consolidated EBITDA"	$2,840	$2,887	$2,683
Leverage ratio	3.27x	3.03x	3.29x
Maximum leverage ratio permitted under the Credit Agreement	5.00x	5.00x	5.00x
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

(1)The debt amounts as of March 31, 2025, December 31, 2024 and March 31, 2024 presented exclude approximately $61.0, $64.3 and $51.3, respectively, of debt discount, premium and other deferred financing costs related to our senior secured credit facilities and senior notes in effect or outstanding at that time.
(2)This excludes amounts not readily convertible to cash related to the Company's non-qualified deferred compensation plans for all periods presented. The Amended Credit Agreement limits the amount deducted for cash and cash equivalents, including short-term investments, to the lesser of all unrestricted cash and cash equivalents, including short-term investments of the Company or $750.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES
(unaudited)
Note on Non-GAAP Financial Measures
As used in this press release, the term "adjusted" refers to non-GAAP measures as follows, each as reconciled to its most comparable GAAP measure as presented in the non-GAAP reconciliations in the notes to this press release: (i) for income and expense measures, the term "adjusted" refers to operating performance measures that exclude certain items such as, but not limited to, impairment charges, (gain) loss on ownership changes, restructuring charges, accruals for legal matters, and debt extinguishment and modification costs; and (ii) the term "effective income tax rate on adjusted income attributable to DaVita Inc." represents the Company’s effective tax rate excluding applicable non-GAAP items and the tax associated with them as well as noncontrolling owners’ income, which primarily relates to non-tax paying entities.
In connection with a comment letter from the Securities and Exchange Commission Staff, beginning in the second quarter of 2024, we have updated the presentation of our non-GAAP measures to no longer exclude center closure costs for all periods presented. To facilitate comparisons, the non-GAAP measures presented for prior periods also have been conformed to the presentation of the non-GAAP measures for the current period.
These non-GAAP or "adjusted" measures are presented because management believes these measures are useful adjuncts to GAAP results. However, these non-GAAP measures should not be considered alternatives to the corresponding measures determined under GAAP.
Specifically, management uses adjusted operating income, adjusted net income attributable to DaVita Inc. and adjusted diluted net income per share attributable to DaVita Inc. to compare and evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe these non-GAAP measures also are useful to investors and analysts in evaluating our performance over time and relative to competitors, as well as in analyzing the underlying trends in our business. Furthermore, we believe these presentations enhance a user's understanding of our normal consolidated results by excluding certain items which we do not believe are indicative of our ordinary results of operations. As a result, adjusting for these amounts allows for comparison to our normalized prior period results.
The effective income tax rate on adjusted income attributable to DaVita Inc. excludes noncontrolling owners' income and certain non-deductible and other charges which we do not believe are indicative of our ordinary results. Accordingly, we believe these adjusted effective income tax rates are useful to management, investors and analysts in evaluating our performance and establishing expectations for income taxes incurred on our ordinary results attributable to DaVita Inc.
Finally, free cash flow represents net cash provided by operating activities less distributions to noncontrolling interests, development capital expenditures, and maintenance capital expenditures; plus contributions from noncontrolling interests and proceeds from the sale of self-developed properties. Management uses this measure to assess our ability to fund acquisitions and meet our debt service obligations and we believe this measure is equally useful to investors and analysts as an adjunct to cash flows from operating activities and other measures under GAAP.
It is important to bear in mind that these non-GAAP "adjusted" measures are not measures of financial performance or liquidity under GAAP and should not be considered in isolation from, nor as substitutes for, their most comparable GAAP measures.
The following reconciliations of the non-GAAP financial measures presented in this press release to their most comparable GAAP measures.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Adjusted net income and adjusted diluted net income per share attributable to DaVita Inc.:

	Three months ended
	March 31, 2025		December 31, 2024		March 31, 2024
	Dollars	Per share	Dollars	Per share	Dollars	Per share
Consolidated:
Net income attributable to DaVita Inc.	$163	$2.00	$259	$3.09	$240	$2.65
Gain on changes in ownership interests(1)	—	—	(74)	(0.89)	(35)	(0.39)
Related income tax	—	—	3	0.04	—	—
Adjusted net income attributable to DaVita Inc.(2)	$163	$2.00	$188	$2.24	$205	$2.26
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.
Adjusted operating income:

	Three months ended March 31, 2025
	U.S. dialysis	Ancillary services				Corporate administration
		U.S. IKC	U.S. Other	International	Total		Consolidated
Operating income (loss)	$476	$(29)	$(4)	$30	$(3)	$(34)	$439
Adjusted operating income (loss)	$476	$(29)	$(4)	$30	$(3)	$(34)	$439
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

	Three months ended December 31, 2024
	U.S. dialysis	Ancillary services				Corporate administration
		U.S. IKC	U.S. Other	International	Total		Consolidated
Operating income (loss)	$496	$30	$(7)	$76	$99	$(29)	$565
Gain on changes in ownership interests(1)	—	—	—	(74)	(74)	—	(74)
Adjusted operating income (loss)	$496	$30	$(7)	$1	$25	$(29)	$491
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

	Three months ended March 31, 2024
	U.S. dialysis	Ancillary services				Corporate administration	Consolidated
		U.S. IKC	U.S. Other	International	Total
Operating income (loss)	$526	$(21)	$(6)	$16	$(12)	$(30)	$484
Gain on changes in ownership interests(1)	(35)	—	—	—	—	—	(35)
Adjusted operating income (loss)(2)	$491	$(21)	$(6)	$16	$(12)	$(30)	$449
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers

.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Effective income tax rates:

	Three months ended
	March 31, 2025	December 31, 2024	March 31, 2024
Effective income tax rates on income attributable to DaVita Inc.:
Income before income taxes	$286	$414	$372
Noncontrolling owners’ income primarily attributable to non-tax paying entities	(69)	(90)	(66)
Income before income taxes attributable to DaVita Inc.	$217	$324	$305
Income tax expense	$54	$64	$66
Taxes attributable to noncontrolling interests	—	—	—
Income tax expense attributable to DaVita Inc.	$54	$64	$66
Effective income tax rate on income attributable to DaVita Inc.	24.9%	19.9%	21.5%

Effective income tax rate on adjusted income attributable to DaVita Inc.:
Income before income taxes	$286	$414	$372
Gain on changes in ownership interests(1)	—	(74)	(35)
Noncontrolling owners’ income primarily attributable to non-tax paying entities	(69)	(90)	(66)
Adjusted income before income taxes attributable to DaVita Inc.(2)	$217	$249	$270
Income tax expense	$54	$64	$66
Taxes related to gain on changes in ownership interests(1)	—	(3)	—
Taxes attributable to noncontrolling interests	—	—	—
Income tax on adjusted income attributable to DaVita Inc.(2)	$54	$61	$66
Effective income tax rate on adjusted income attributable to DaVita Inc.(2)	24.9%	24.5%	24.3%
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Free cash flow:

	Three months ended
	March 31, 2025	December 31, 2024	March 31, 2024
Net cash provided by operating activities	$180	$548	$(135)
Adjustments to reconcile net cash provided by operating activities to free cash flow:
Distributions to noncontrolling interests	(93)	(108)	(77)
Contributions from noncontrolling interests	2	4	4
Maintenance capital expenditures(3)	(95)	(119)	(85)
Development capital expenditures(4)	(48)	(52)	(36)
Proceeds from sale of self-developed properties	9	7	3
Free cash flow	$(45)	$281	$(327)
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

	Twelve months ended
	March 31, 2025	December 31, 2024	March 31, 2024
Net cash provided by operating activities	$2,337	$2,022	$1,462
Adjustments to reconcile net cash provided by operating activities to free cash flow:
Distributions to noncontrolling interests	(353)	(337)	(303)
Contributions from noncontrolling interests	13	14	14
Maintenance capital expenditures(3)	(404)	(394)	(383)
Development capital expenditures(4)	(174)	(162)	(159)
Proceeds from sale of self-developed properties	24	18	14
Free cash flow	$1,444	$1,162	$645
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

(1)Represents non-cash gains recognized on the acquisitions of controlling financial interests in previously nonconsolidated partnerships during 2024. These gains were to mark our prior investments in these businesses to fair value before consolidation and to recognize related foreign currency gains from translation adjustments previously deferred in accumulated other comprehensive loss. Gains on changes in business ownership interests do not represent a normal and recurring requirement of operating our business or generating revenues and may obscure analysis of underlying trends and financial performance.
(2)In connection with the conclusion of a comment letter from the Securities and Exchange Commission Staff in July 2024, beginning in the second quarter of 2024, we have updated our non-GAAP measures to no longer exclude center closure costs for all periods presented. To facilitate comparisons, the non-GAAP measures presented for prior periods also have been conformed to the presentation of the non-GAAP measures for the current period.
(3)Maintenance capital expenditures represent capital expenditures to maintain the productive capacity of the business and include those made for investments in information technology, dialysis center renovations, capital asset replacements, and any other capital expenditures that are not development or acquisition expenditures.
(4)Development capital expenditures principally represent capital expenditures (other than acquisition expenditures) made to expand the productive capacity of the business and include those for new U.S. and international dialysis center developments, dialysis center expansions and relocations, and new or expanded contracted hospital operations.